EXHIBIT 10. (b)

Summary of Nonemployee Director Compensation

The Board of Directors (“Board”) of Computer Task Group, Incorporated (“Company”) approved the following equity awards for members of the Board.

Name	Stock Awards (# shares) (1)	Option Awards (# shares)
Thomas E. Baker	7,500	20,000
Randall L. Clark	7,500	20,000
Randolph A. Marks	7,500	20,000
William D. McGuire	6,500	25,300	(2)
John M. Palms	7,500	20,000
Daniel J. Sullivan	7,500	20,000

(1)	The figures represented in this column are the sum of two grants of restricted stock awarded to the Board as follows: (i) 5,000 shares of restricted stock were granted to each member on May 14, 2008 and (ii) 2,500 shares of restricted stock were granted to each member, with the exception of Mr. McGuire who received a grant of 1,500 shares, on February 19, 2008.
(2)	Mr. McGuire also received an award of 5,300 stock options on February 19, 2008 for joining the Board.

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